Exhibit 99.1

David Reed	Phil Bourdillon/Gene Heller
President North American Operations	Silverman Heller Associates
(714) 549-0421	(310) 208-2550

CERADYNE, INC. RECEIVES GROIN ARMOR PROTECTION INSERTS AWARD WITH MAXIMUM VALUE OF $6,546,000 OVER FIVE YEARS

Costa Mesa, Calif. – August 14, 2012 – Ceradyne, Inc. (Nasdaq: CRDN) announced it has received a contract for a newly designed lightweight ceramic armor system for groin armor protection inserts (GAPI). The first article testing (FAT) is scheduled to ship in Q3 with the initial production order scheduled shortly thereafter. The value of the FAT and initial order is approximately $658,000. The balance on the contract of $5,888,000 may be shipped at the government’s discretion over a period through August 8, 2017.

David Reed, Ceradyne President of North American Operations, commented: “We are pleased that the U.S. Army has selected Ceradyne for this new armor design. We continue to believe our lightweight boron carbide/composite system offers our soldiers the state-of-the-art weight and ballistics on the battlefield.”

About Ceradyne, Inc.
Ceradyne develops, manufactures, and markets advanced technical ceramic products and components for defense, industrial, energy, automotive/diesel, and commercial applications.

In many high performance applications, products made of advanced technical ceramics meet specifications that similar products made of metals, plastics or traditional ceramics cannot achieve. Advanced technical ceramics can withstand extremely high temperatures, combine hardness with light weight, are highly resistant to corrosion and wear, and often have excellent electrical capabilities, special electronic properties and low friction characteristics. Additional information about the Company can be found at http://www.ceradyne.com.

Forward-Looking Statements
Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and its Quarterly Reports on Form 10-Q as filed with the U.S. Securities and Exchange Commission.
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